Exhibit 99.1

800 Boylston St., Boston, Massachusetts 02199 56 Prospect St., Hartford, Connecticut 06103-2818

News Release

Eversource Energy Announces Pathway to Fully Exit its Offshore Wind Investments Pursuant to Agreement with Global Infrastructure Partners to Sell Revolution Wind and South Fork Wind Projects

BOSTON, Mass. and HARTFORD, Conn. (February 13, 2024) – Eversource Energy (NYSE: ES) (“Eversource”) today announced it has executed a definitive agreement to sell its 50 percent ownership share in South Fork Wind and Revolution Wind to Global Infrastructure Partners (GIP). The transaction allows Eversource to realize approximately $1.1 billion of cash proceeds upon closing and to exit these projects while retaining certain cost sharing obligations for the construction of Revolution Wind. These cost sharing obligations provide that Eversource would share equally with GIP in GIP’s funding obligations for up to approximately $240 million of incremental capital expenditure overruns incurred, after which GIP’s obligations for any additional capital expenditure overruns would be borne by Eversource consistent with the existing joint venture terms. In addition, around the time of commercial operation of Revolution Wind and closing for South Fork Wind, Eversource’s financial exposure will be adjusted after taking into account the updated project economics. Commercial operation of Revolution Wind is expected in 2025. Since South Fork Wind is expected to enter service before the transaction closes, Eversource’s financial ties to South Fork Wind, other than as a tax equity partner, are expected to largely be resolved at closing. Eversource plans to use the proceeds from this sale to repay parent debt.

The agreement covers Eversource’s 50 percent share in the 132-megawatt South Fork Wind project and the 704-megawatt Revolution Wind project. Ørsted’s 50 percent ownership interests are not affected by today’s announcement. Eversource is expected to enter into a separate construction management agreement as a contractor to Revolution Wind to complete the onshore work that is currently underway. Eversource will maintain its previously announced tax equity investment in South Fork Wind.

On January 24, 2024, Eversource announced that it had reached agreement to sell its 50 percent interest in the 924-megawatt Sunrise Wind project to Ørsted, contingent on the successful award of the NY04 NYSERDA Offshore Wind Renewable Energy Credits Agreement request for proposal and other conditions.

The sale to GIP includes the following key provisions:

•	Eversource expects to receive approximately $1.1 billion from GIP upon the closing of the transaction, which is expected to occur in mid-2024.

•	Proceeds may be adjusted as a result of final construction costs and updated project economics following the commercial operation date of Revolution Wind and following closing for the South Fork project.

•	Factors that could cause Eversource’s total net proceeds to be higher or lower include the following:

o	Revolution Wind’s eligibility for federal investment tax credits at other than the anticipated 40 percent level. Decreased tax credit eligibility would decrease proceeds to Eversource and increased tax credits would increase proceeds to Eversource;
o	The ultimate cost of construction for Revolution Wind. Under the purchase and sale agreement, Eversource and GIP will share the difference between a base construction forecast and the aggregate cost of the two projects up to an effective cap of approximately $240 million. Eversource will have responsibility for GIP’s obligations for any additional costs in excess of the cap amount consistent with the existing joint venture terms;
o	Eversource and Ørsted anticipate that South Fork Wind will be fully operational prior to the close of this transaction with GIP. Eversource does not expect any material differences in the cost of construction for South Fork Wind relative to the base forecast noted above;
o	Delays in constructing Revolution Wind, which would impact the economics associated with the purchase price adjustment;
o	Lower operation costs or higher availability of the projects. Eversource can benefit, but not be harmed, from lower costs of operations and/or higher availability as compared to a base level assumed in the projects’ financial models through the period that is four years following commercial operation date of the Revolution Wind project.

Under the agreement, Eversource’s existing credit support obligations are expected to roll off for each project around the time that each project completes its expected capital spend.

At or prior to closing of the sale to GIP, Ørsted and GIP intend to enter into definitive partnerships and services agreements. Closing of the transaction will also require regulatory approvals from the Federal Energy Regulatory Commission as well as customary antitrust filings and New York Public Service Commission approvals.

“We continue to believe that offshore wind represents the most significant opportunity to decarbonize the electric generation footprint of New England,” said Joe Nolan, Eversource Energy Chairman, President, and Chief Executive Officer. “Eversource will remain an integral player in this historic shift to a clean energy generation mix by focusing on our strengths as a regulated transmission builder and operator and bringing the benefits of these investments to our customers.”

“We are pleased to announce our acquisition of a 50% stake in two significant offshore wind projects from Eversource,” said Bayo Ogunlesi, Global Infrastructure Partners’ Chairman and Chief Executive Officer. “This acquisition marks our fourth strategic joint venture with Ørsted, further solidifying our strong partnership with leading industry players. The South Fork Wind and Revolution Wind projects benefit from long-term offtake agreements and play a pivotal role in addressing the increasing demand for clean electricity.”

“We want to thank Eversource for their partnership and the critical work we have done together to advance offshore wind energy in the Northeast,” said David Hardy, Group EVP and CEO Americas at Ørsted. “Global Infrastructure Partners is a longstanding global Ørsted partner that is committed to renewable energy development, and we’re pleased the U.S. industry continues to attract world-class investors. With GIP as a partner, we will further realize the value of offshore wind in Rhode Island, Connecticut, and New York, creating good-paying jobs and affordable clean energy.”

In May 2023, Eversource announced that it would sell its 50 percent interest in approximately 175,000 of developable but uncommitted offshore acres to Ørsted for $625 million. That transaction closed on September 7, 2023.

Eversource has engaged Goldman Sachs as its financial advisor to assist with the transactions and Ropes & Gray LLP serves as its legal counsel.

Eversource Energy operates New England’s largest energy delivery system and serves approximately 4.4 million electric, natural gas and water utility customers in Connecticut, Massachusetts and New Hampshire.

CONTACTS:

William Hinkle (media)	Robert S. Becker (investors)
(336) 682-8799	(860) 665-3249

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts, including the anticipated timing for the closing of the transaction, the amount of expected proceeds, expectations on future federal investment tax credits and statements regarding the use of proceeds and the outcome of rebidding in the New York RFP. These statements are “forward-looking statements” within the meaning of U.S. federal securities laws. Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “would,” “should,” “could” and other similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that may cause our actual results or outcomes to differ materially from those contained in our forward-looking statements, including, but not limited to: our ability to complete transactions referred to herein on the timeline or the terms we expect; the risk that we and GIP, or GIP and Ørsted, are unable to reach definitive agreements necessary to consummate the related transactions referenced herein; the outcome of the power purchase agreement bid process for Sunrise Wind and the risk of losing the bid to a competing offer; the ability to qualify for investment tax credits in the amounts we expect; variability in the costs and projected returns of the offshore wind projects and the risk of deterioration of market conditions in the offshore wind industry; cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by law, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.